Exhibit 10.28

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Account No	C8681602032093	Team Member	Team Manager	Deputy Branch Manager
Borrower	GCT Research Co., Ltd.
Contact No

“attachment”

Revenue

Stamp

Translation of Firm Commitment Underwriting Agreement

(For Underwriting of Private Placement Bond)

Underwriting amount: Korean Won Five Billion Only	Date: June 17, 2009

Bond underwriter (“Underwriter”) : KB Bank		(seal)
Address: Samsung Center Corporate Financing Br., 310 Taepyung-ro 2-ga, Jung-gu, Seoul

Bond Issuer (“Issuer”): GCT Research Co., Ltd.		(seal)
Address: Specialty Construction Bldg., 395-10 Shindaebang-dong, Dongjak-gu, Seoul

Collateral Provider:	Kyung-ho Lee	(seal)
Address:

Collateral Provider:		(seal)
Address:

Joint Surety: :	Kyung-ho Lee	(seal)
Address: 101-8 Banpo-dong, Seocho-gu, Seoul

Joint Surety:		(seal)
Address:

The bond underwrite, KB Bank (hereinafter referred to as the “Underwriter”), and the bond issuer, GCT Research Co., Ltd. (hereinafter referred to as the “Issuer”) hereby concluded this Agreement with firm acknowledgement to comply with the terms and conditions in this Agreement, with regard to the Underwriter’s underwriting the bond with the amount above which is issued by the Issuer on 17th day of June, 2009.

Article 1. Issuance & Underwriting of Bond

The Issuer issues the bond under the terms and conditions as follows, and the Underwriter underwrites it.

1.	Issuing conditions

(1)	Name of the bond: No. 1 private placement corporate bond

(2)	Type of bond: Registered non-guaranteed private placement corporate bond

(3)	Total value of the entire bond issued: KRW five billion

(4)	Issued value of a bond: 100 % of the face value in a bond

(5)	Amount of the bond and certificate by denomination: one certificate denoting equivalent to KRW5 billion

(6)	Rate of bond: % per year

[MOR + 4.00%] payable every 3 months

2.	Redemption conditions

(1)	Repayment of the principal

The principal amount of the bond shall be repaid in conformity with either one of the options applicable as follows; at the point, if the redemption date is the bank holiday, the next banking day shall apply.

	The outstanding principal sum of the bond shall be repaid in total at the end of a loan period, i.e. 17th day of June, 2011.

‚

The principal of the bond shall be repaid by way of the equal installments against the principal for four times annually over the period of              years including the term unredeemed. There is no objection against the terms of the loan stipulated in this Agreement till the end of each period stipulated in the Redemption Schedule annexed herewith as the separate Table (This Redemption Schedule shall be revised and fixed by the underwriter when the underwriting amount is completely paid, and finally modified by notifying the revised schedule to the Issuer and joint surety(ties).

(2)	Payment of interest

Interest accrued as per the unpaid balance in connection with the bond shall be payable on every month or every three (3) months by applying the interest rate as determined in Paragraph 1-(6) over the period commencing on the bond issuance date up to one calendar day earlier than the actual redemption day in full; provided that, however, the redemption day is the bank holiday, the next banking day shall apply.

(3)	Default interest

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In case where the principal and interest of Paragraphs 2-(1) and 2-(2) are not paid on due date, the default interest shall be applied with the yearly interest rate of              % on the basis of actual number of delayed days assuming that one year is composed of 365 days.

‚

In the event that obligations of the Issuer become accelerated due to the reason(s) pursuant to Article 9, the default interest shall apply on outstanding balance unpaid commencing from that day falling into the default clause.

(4)	Place of payment

The place at which the payment for the principal as well as its interest accrued is made shall be Samsung Center Corporate Financing Branch of the Underwriter.

Article 2. Underwriting fee

The underwriting fee of the bond being equivalent to              % of the total underwriting amount shall be payable by the Issuer to the Underwriter when the paying-up of the underwriting amount is made by the Underwriter.

Article 3. Mandatory Entries Constituting Corporate bond

The mandatory information that must be represented in the corporate bond is as follows;

1.	No. of corporate bond

2.	Corporate name of an issuer

3.	Total amount of bonds

4.	Amount of each bond

5.	Interest rate to be applied to bonds

6.	Methods and periods regarding reimbursement of bonds and interest payment

7.	Date of issue

8.	Specific meaning when corporate bonds are issued in a registered or non-registered form

9.	Seal and signature by an issuer

Article 4. Issue of Corporate bond & Bearing Expenses

The Issuer must issue the corporate bond and hand it over to the Underwriter at the same time in exchange of receipt of the underwriting amount of the bond; at the point, all the expenses related thereto shall be borne to the Issuer.

Article 5. Filing of Bond Register & Providing of Its Copy

The Issuer shall prepare and properly file the bond register containing the following information, and provide the copy of the bond register to the Underwriter;

1.	Name and address of the bond certificate holder

2.	Number of the corporate bond

3.	Total amount of bonds

4.	Amount of each bond

5.	Interest rate to be applied to bonds

6.	Methods and periods regarding reimbursement of bonds and interest payment

7.	Payment amounts of each installment and periods thereof if installments in two or more times are allowed for payment of the principal

8.	Corporate name and address of a trustee, if that trustee company is engaged in the offering of bonds

9.	Underwriting amounts of each bond and dates on which each underwriting is actualized

10.	Date of issue

11.	Dates of acquiring each bond

12.	Types, frequency of issuance, and issuance dates when corporate bonds are issued in a non-registered form

Article 6. Prohibition of Misappropriating the Underwriting Amount

The Issuer is strictly prohibited to divert the underwriting amount to any purpose other than the usage expressly agreed upon by the Issuer at the initial transaction.

Article 7. Security

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For the purpose of the Underwriter’s securing all debts of the Issuer arising from this Agreement, all forms of collateral security to the beneficiary of the Underwriter, whether now existing or hereafter to be provided by the Issuer or any other third party, shall be also automatically collateralized for protecting this Agreement jointly with other indebtedness or liabilities, if any, having been secured by such collaterals.

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In the event that there occurs degradation in credit rating of the Issuer, devaluation of the collaterals secured hereby or reasonable reason(s) justifiably as necessary for safeguarding the credit of the Underwriter, the Issuer on receipt of the request by the Underwriter shall provide other or additional collateral(s) under approval by the Underwriter, and/or give other or additional sureties for the Underwriter.

ƒ

The disposition of any collateral provided or to be provided shall be in principle made in accordance with legal procedure; however, under the condition that any collateral bound for disposition is deemed fairly marketable in a trading market concerned, or to be sold in a favorable condition, the bank (i.e. the Underwriter) shall have full power and authority to exercise collection, sale or disposition against such collateral(s) without limitation with application of methodology, timing, pricing, etc. being considered as normal generally by the Underwriter, and then set off the acquisition amount balanced by excluding the overall expenditure which is incurred arising from such collecting, selling or disposing of for the reimbursement of its loan whether to become due or overdue in accordance with Article 11 hereof, where any remaining indebtedness even though such setting-off is made shall still belong to liabilities of the Issuer, which means it must be soonest cleared by the Issuer. In such case as above, the Underwriter is obliged to make notification of its intention to the Issuer at least 10 days prior to the time of the sale, disposition or other event affecting on the ownership of collateral.

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If there exists a default clause such as non-payment or delay of payment on the time due regarding obligations of the Issuer against the Underwriter whether accelerated or otherwise, the Underwriter shall have full power and authority to seize any movable property, bill or other form of securities which is under its custody without release, or make proceeds through collection or dispose of it in accordance with the foregoing Paragraph ƒ.

Article 8. Transfer of Corporate bond

In case where the Underwriter transfers the corporate bond to a third party, Articles 7 and 14 shall not be applied to the “Issuer’s” all liabilities with regard to the transferred corporate bond in this Agreement.

Article 9. Obligation Accelerations before Maturity

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Provided that one of the following cases takes place, it shall be deemed as a default bringing about a pause of rights and privileges granted to the Issuer in connection with this Agreement, which means the Issuer even though not being notified or enforced by the Underwriter has to promptly clear out all the remaining principal and interest accrued thereon;

1.

When a notice of provisional attachment, garnishee order or delinquent foreclosure is made via mail or such act is actually put into execution against any deposit at the account of the Issuer including but not limited to credits or collateral provided to the Underwriter,

2.	When any petition is filed for any bankruptcy, reorganization, compromise, liquidation or procedure of similar nature including any writ of registration to credit defaults,

3.	When being subject to procedure for collection of tax or public charge delinquencies before due date, or any writ informing suspension of trading by a bill clearing house is received,

4.	When the Issuer is reasonably deemed to have a payment ability no longer due to business closing, runaway or other similar reason, or

5.

When any savings deposited to or credits against the Underwriter by an oligopolistic shareholder of the Issuer or a grantor who is a realistic owner dominating the Issuer fall into such situation corresponding to the above Paragraph 1 via order or notice

‚

Provided any of the events set forth hereunder takes place in the side of the Issuer, thus likely to give rise to a significant threat on loan recovery in full by the Underwriter, an acceleration clause takes effect when the Underwriter notifies the Issuer of occurrence of such default clause and thereafter a specific time of interval not less than 10 consecutive days the duration of which is designated by the Underwriter has elapsed, accordingly causing all obligations that the Issuer owes to the Underwriter to become immediately due and payable;

1.	When any one or more cases of indebtedness among multiple cases payable by the Issuer to the Underwriter if applicable is overdue,

2.

When any notice of provisional attachment, garnishee order or delinquent foreclosure is made or such act is actually put into execution against any property excepting those mentioned in above Paragraph -1 or when any notice is received informing that any of collaterals having been provided to the Underwriter as security is commenced for arbitrary competitive bids for sale,

3.

When any grantor falls into default reasons of either Paragraph -1 or Paragraph -4 above, or his/her credit ratings become significantly deteriorated due to his/her personal properties entering into legal procedure such as provisional attachment, garnishee order, delinquent foreclosure or commencement of competitive bids for sale,

4.	When issuance of the bond hereof is made by using unjustifiable methods such as submittal of faulty data and the like,

5.	When continuing transactions in a sound manner are reasonably deemed achievable no longer due to breach of provisions set out in Articles 6 and 12 hereof,

6.	When the provision stipulated in Sec 2 of Article 7 hereof is not fulfilled,

7.

When an obligation of the Issuer making the collateral to be insured against fire is not accomplished, or when any collateral was arbitrarily transferred to a third party with an aim to affect the Underwriter’s interest adversely, resulting in realistic damage to the Underwriter, or when no further normal transactions are recognizable due to non-compliance with contractual terms and conditions,

8.

When the name of the Issuer is registered to overdue information, subrogated payment performance information, bankruptcy or its relevant information, information on disturbance of financial stability or public record of credit standing under control triggered by the regulations on credit information management, or

9.

When credit standing of the Issuer is recognizable to get significantly deteriorated due to such reasons as commencement of insolvency or liquidation procedure, a merger with or by a financially deficit company, work stoppages incurred by a dispute between management and laborers, temporary shutdown or suspension of operation, financial worsening in a direct relevant company, occurrence of legal conflict adversely impacting on the corporate administration and so on.

ƒ

Despite the foregoing Paragraph  or ‚ in which case the Issuer is enforced to be in the state of obligation of acceleration, an exceptionality may apply under the pre-requisite of acknowledge by the Underwriter expressly, or when the Issuer without delay revitalizes the transactions normally by e.g. paying off the default interest accrued.

Article 10. Setting-off, Etc.



When the loan period becomes due or in the event that any default clause before maturity pursuant to or in accordance with Article 9 , thus enforcing the Issuer to perform its obligations of indebtedness toward the Underwriter, the Underwriter shall be entrusted, by way of a written notification, to set off at its discretion such liabilities of the Issuer with any savings and other form of reserves to the beneficiary of the Issuer being deposited in the Underwriter, irrespective of their becoming due or not.

‚

As per the event that the Issuer is immediately obliged to perform its obligations of indebtedness as exemplified in the above Paragraph  whether to become matured or accelerated, the Underwriter without prior written notice or other equivalent procedure has the right to close all or any savings or reserves that were provided as collateral by the Issuer to the Underwriter on behalf of the Issuer and apply the proceeds, irrespective of their becoming due or not, to the satisfaction of payment obligations under this Agreement; in such case, the Underwriter shall without hesitation make notification of such fact to the Issuer.

ƒ

The interest accrued and/or default interest where appropriate with respect to setting-off pursuant to the above Paragraph  or refunding in proxy and then application to the payment pursuant to the above Paragraph ‚ shall calculated based on days which are counted up to the day on which such act is made by applying the annual interest rate set forth by the Underwriter.

Article 11. Power of Attorney in Applying into Payment Items

In the event that the Issuer’s obligations are not paid or set-off in full, or when there exist two or more cases of indebtedness payable by the Issuer for the Underwriter in which case the reimbursing amount is short of perfectly extinguishing the outstanding liabilities, it shall be considered that, in order to ensure that all the loans and/or credits provided by the Underwriter be safely and surely protected, the Underwriter shall apply such payments and/or such set-offs or withdrawals to the satisfaction of first, the expenses, second, the interest and third, the principal of the Issuer’s obligation, in such order as applicable; provided, however, the Underwriter may change the order of application unless such change is adverse to the Issuer’s interest.

Article 12. Report, Investigation, Etc.

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Upon the Underwriter’s demand, the Issuer shall promptly submit to the Underwriter, reports with respect to the Issuer’s assets, management, relevant business situation and other matters deemed necessary within a reasonable period, while providing a reasonable assistance necessary for the Underwriter’s investigation or due diligence if required to be carried out over its own bookkeeping, factories, place of business or any other matters deemed necessary upon the Underwriter’s request.

‚

The issuer must make in-advance notification to the Underwriter of any attempt or deed to issue additional bonds or stocks before the repayment of the bond pursuant to this Agreement by the Issuer is not fully completed.

ƒ

In addition to the foregoing Paragraph , the Issuer shall also make notification to the Underwriter of any factual finding or potential to provoke certain changes with significant importance affecting or having relation to its financial status, management, relevant business situation and other matters deemed necessary even though no request for reporting on such changes is originated by the Underwriter.

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If there exists a reasonable concern to cause protection of the Underwriter’s loan likely to be impaired due to suspension of transaction against the Issuer’s bills by the bill cleaning house, maintaining of bad credits, rapidly deteriorated administration conditions and so on, judging from replies by the Issuer and/or surveys by the Underwriter in connection with Paragraph  or ƒ above, the Underwriter shall be entitled to dispatch its employee(s) to the Issuer in order to directly monitor, supervise or manage the property and assets including the administrative management of the Issuer to the extent meeting the purposes of protecting its loans.

Article 13. Reissuance of Corporate bond

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In the event that the Underwriter has lost a bond certificate, so submits to the Issuer the request for reissuing corporate bond along with the judgment of nullification in original, the Issuer must reissue and hand over to the Underwriter without any objection within one (1) week from the day of such submittal.

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In the event that the bond certificate gets dirty or damaged, so the Underwriter submits to the Issuer the request for reissuing corporate bond, the Issuer must reissue and hand over to the Underwriter without any objection within one (1) week from the day of such submittal.

Article 14. Acknowledgement as Quasi-loan for Consumption

Provided or in the event that the payment of the outstanding principal is overdue or that earlier obligations of indebtedness by acceleration pursuant to Article 9 take into effect, the Issuer hereby agrees that the reimbursement obliged to repay in accordance with this Agreement shall be considered as if it were a normal loan for consumption provided by the bank (i.e. the Underwriter) to the consumer (i.e. the Issuer), where its repayment shall be proceeded in accordance with this Agreement.

Article 15. Items Requiring Notice to the Other & Their Amendment

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The Issuer hereby agrees upon in advance reporting to the Underwriter its nomenclature, corporate name, representative and address together with its legally registered seal in a way that fills such information in the form predetermined by the Underwriter. This rule is equally applicable for the case the Issuer assigns its power of attorney to its authorized proxy agent for this transaction.

‚

Should there be any change with respect to the above Paragraph , the Issuer should inform in writing the Underwriter of such change; in other words, the Issuer cannot raise an objection that the Underwriter considers the old information to be still effective unless such notification is otherwise received by the Underwriter. This rule shall be applicable in case of revised registration as per the content of the register to a competent authority. Any damage to the side of the Issuer arising out of or caused by the proceeds by the Underwriter based on the old information shall be borne to the Issuer and disallowed for the Issuer to put any sort of claim against the Underwriter in connection with such damage.

Article 16. Modification of the Agreement

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The Underwriter has the right to modify or change this Agreement under the consultation with the Issuer when deemed as necessary for the purpose of protecting its loans in full including other justifiable reasons.

‚	Any provision or matters not specifically defined or described in or by this Agreement shall be determined subject to the mutual consent between the parties through discussion.

Article 17. Jurisdiction Agreement

The Issuer hereby agrees and consents that, in addition to the jurisdiction prescribed by law, the district court having jurisdiction over the business offices of the Underwriter shall have jurisdiction over any legal action instituted between the Underwriter and the Issuer, the guarantor or owner of collateral in connection with the transaction under this Agreement; provided, however, if the Underwriter transferred the management of credit to the principal office of the Underwriter or any other regional headquarters or branch offices due to the necessity for the management of non-performing credit or any other reasonable causes, the Issuer agrees and consents that, in addition to the jurisdiction prescribed by law, the district court having jurisdiction over the principal office of the Underwriter or the regional headquarter or the branch office to which the management of credit has been transferred shall have jurisdiction over such legal actions.

Guarantee

Article 1. Performance of Obligations Guaranteed & Obligations for Guarantee

Any guarantor involving the transaction under this Agreement shall bear obligations for payment, jointly with the Issuer, in respect of all liabilities and indebtedness arising out of this Agreement that was entered into between the Underwriter and the Issuer, while also complying with the terms and conditions set forth herein in respect of its performance.

Article 2. Limitation against Set-off

Unless otherwise expressly claimed by the Underwriter against the grantor for subrogated performance, any guarantor shall not be entrusted to put an objection against the Underwriter’s setting off savings and/or reserves deposited to the Underwriter by the Issuer.

Article 3. Relationship with Other Guarantee Agreements

Provided any guarantor was additionally stood under any other guaranteed obligations that the Issuer owes to the Underwriter except for the one under this Agreement, such guarantee shall not be reduced or revised being affected by this current guarantee; provided, however, if there exists the guarantee limit not relating to the current transaction, it shall be considered that the value of guaranteed obligations created by the current transaction under this Agreement be added onto such guarantee limit.

Article 4. Modification, Cancellation & Termination of Guarantee, Etc.

The Underwriter may amend, terminate or release, as applicable, other guarantees or collateral securing any of the Issuer’s obligations owed to the Underwriter, if the guarantor consents thereto or if the Underwriter determines that the guarantor’ s subrogation right will not be adversely affected by substitution of the existing security with another security with move value or the guarantor with another guarantor with comparable resources or the release of the security or the guarantee in proportion to the partial payment of the guaranteed or secured obligations.

To witness the above, this Agreement has been executed in one original, which is kept by the Underwriter, while its duplicated copy is taken by the Issuer.

June 17, 2009

Underwriter: KB Bank
Samsung Center Corporate Financing Br.
310 Taepyung-ro 2-ga, Jung-gu, Seoul

Issuer: GCT Research Co., Ltd.
Specialty Construction Bldg., 395-10 Shindaebang-dong, Dongjak-gu, Seoul (Managing Director Kyung-Ho Lee)